EXHIBIT 99.1

                          AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT AND PLAN OF MERGER dated March 11, 1996 (the "Agreement"), is entered into between THOMAS & BETTS CORPORATION, a New Jersey corporation ("T&B New Jersey") and THOMAS & BETTS TENNESSEE, INC., a Tennessee corporation ("T&B Tennessee").

RECITALS

    A. T&B New Jersey has an aggregate authorized capital of 80,000,000 shares of Common Stock, par value $.50 per share (the "New Jersey Common Stock"), and 500,000 shares of Preferred Stock, no par value.

    B. T&B Tennessee has an aggregate authorized capital stock of 80,000,000 shares of Common Stock, no par value (the "Tennessee Common Stock"), of which 100 shares of Tennessee Common Stock were duly issued to T&B New Jersey and are now outstanding, and 500,000 shares of Preferred Stock, no par value, of which no shares have been issued.

    C. The respective Boards of Directors of T&B New Jersey and T&B Tennessee believe that the best interests of T&B New Jersey and T&B Tennessee and their respective shareholders will be served by the merger of T&B New Jersey with and into T&B Tennessee under and pursuant to the provisions of this Agreement, the New Jersey Business Corporation Act and the Tennessee Business Corporation Act.

    NOW, THEREFORE, in consideration of the Recitals and the mutual agreements and undertakings herein contained, the parties hereby agree as follows:

        1. MERGER. The names of the corporations planning to merge are Thomas & Betts Corporation and Thomas & Betts Tennessee, Inc. T&B New Jersey shall be merged with and into T&B Tennessee (the "Merger").

        2. EFFECTIVE TIME. The Merger shall become effective immediately upon the filing of a certificate of merger with the Secretary of State of New Jersey in accordance with the New Jersey Business Corporation Act and the filing of articles of merger with the Secretary of State of Tennessee in accordance with the Tennessee Business Corporation Act. The time of such effectiveness is hereinafter called the "Effective Time."

        3. SURVIVING CORPORATION. T&B Tennessee shall be the surviving corporation of the Merger (the "Surviving Corporation") and shall continue to be governed by the laws of the State of Tennessee. At the Effective Time, the separate corporate existence of T&B New Jersey shall cease.

        4. NAME OF SURVIVING CORPORATION. At the Effective Time, Article I of the Charter of T&B Tennessee shall automatically by virtue of the Merger be amended to change the name of T&B Tennessee to Thomas & Betts Corporation. As so amended, the text of Article I of the Charter of T&B Tennessee shall read in its entirety as follows:

           The name of the corporation is Thomas & Betts Corporation.

        5. CHARTER. Except as provided in Section 4, the Charter of T&B Tennessee as it exists at the Effective Time shall be the Charter of the Surviving Corporation following the Effective Time until the same shall thereafter be amended or repealed in accordance with the laws of the State of Tennessee.

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        6. BYLAWS. The Bylaws of T&B Tennessee as they exist at the Effective
    Time shall be the Bylaws of the Surviving Corporation following the Effective Time, unless and until the same shall be amended or repealed in accordance with the provisions thereof and the laws of the State of Tennessee.

        7. BOARD OF DIRECTORS AND OFFICERS. The members of the Board of Directors and the officers of T&B New Jersey immediately prior to the Effective Time shall be the members of the Board of Directors and the officers, respectively, of the Surviving Corporation following the Effective Time, and such persons shall serve in such offices for the terms provided by law or in the Bylaws, or until their respective successors are elected and qualified.

        8. RETIREMENT OF OUTSTANDING TENNESSEE COMMON STOCK. At the Effective Time, each of the 100 shares of the Tennessee Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be retired and canceled and returned to the status of authorized but unissued shares, and no shares of Tennessee Common Stock or other securities of the Surviving Corporation shall be issued in respect thereof.

        9. CONVERSION OF OUTSTANDING NEW JERSEY COMMON STOCK. At the Effective Time, each issued and outstanding share of New Jersey Common Stock and all rights in respect thereof shall be converted into one fully-paid and nonassessable share of Tennessee Common Stock, and each certificate representing shares of New Jersey Common Stock shall automatically by virtue of the Merger for all purposes be deemed to evidence the ownership of the same number of shares of Tennessee Common Stock as are set forth in such certificate. After the Effective Time, each holder of an outstanding certificate which, immediately prior to the Effective Time, represented shares of New Jersey Common Stock may (but will not be required to) surrender the same to the Surviving Corporation's registrar and transfer agent for cancellation, and each such holder shall be entitled to receive in exchange therefor a certificate(s) evidencing the ownership of the same number of shares of Tennessee Common Stock as are represented by the certificate(s) so surrendered to the Surviving Corporation's registrar and transfer agent.

        10. CANCELLATION OF NEW JERSEY COMMON STOCK HELD IN TREASURY. Shares of New Jersey Common Stock that have been issued and are held in treasury by T&B New Jersey immediately prior to the Effective Time shall automatically by virtue of the Merger be canceled at the Effective Time, and no shares of Tennessee Common Stock or other securities of the Surviving Corporation shall be issued in respect thereof.

        11. STOCK OPTIONS, ETC. At the Effective Time, each stock option and other right to subscribe for, purchase or receive shares of New Jersey Common Stock shall automatically by virtue of the Merger be converted into a stock option or other right to subscribe for, purchase or receive, on the same terms and conditions, the same number of shares of Tennessee Common Stock, and each certificate, agreement, note or other document representing such stock option or other right to subscribe for, purchase or receive shares of New Jersey Common Stock shall for all purposes be deemed to evidence the ownership of a stock option or other right to subscribe for, purchase or receive shares of Tennessee Common Stock.

        12. RIGHTS AND LIABILITIES OF THE SURVIVING CORPORATION. At and after the Effective Time, and all in the manner of and as more fully set forth in the Tennessee Business Corporation Act and the New Jersey Business Corporation Act, the title to all real estate and other property, or any interest therein, owned by each of T&B New Jersey and T&B Tennessee shall be vested in the Surviving Corporation without reversion or impairment; the Surviving Corporation shall succeed to and possess, without further act or deed, all estates, rights, privileges, powers, and franchises, both public and private, and all of the property, real, personal and mixed, of each of T&B New Jersey and T&B Tennessee without reversion or impairment; the Surviving Corporation

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    shall thenceforth be responsible and liable for all the liabilities and obligations of each of T&B New Jersey and T&B Tennessee; any claim existing or action or proceeding pending by or against T&B New Jersey or T&B Tennessee may be continued as if the Merger did not occur or the Surviving Corporation may be substituted for T&B New Jersey in the proceeding; neither the rights of creditors nor any liens upon, or security interests in, the property of T&B New Jersey or T&B Tennessee shall be impaired by the Merger; and the Surviving Corporation shall indemnify and hold harmless the officers and directors of each of the parties hereto against all such debts, liabilities and duties and against all claims and demands arising out of the Merger.

        13. CONDITION; TERMINATION. Consummation of the Merger shall be subject to the receipt of the approval of this Agreement by the shareholders of T&B New Jersey and T&B Tennessee in accordance with the New Jersey Business Corporation Act and the Tennessee Business Corporation Act, respectively. This Agreement may be terminated and abandoned by action of either the Board of Directors of T&B New Jersey or the Board of Directors of T&B Tennessee at any time prior to the Effective Time, whether before or after approval by the shareholders of either or both of the parties hereto.

        14. AMENDMENT. The Boards of Directors of the parties hereto may amend this Agreement at any time prior to the Effective Time; provided that an amendment made subsequent to the approval of this Agreement by the shareholders of either of the parties hereto shall not: (a) change the amount or kind of shares, securities, cash, property or rights to be received in exchange for or on conversion of all or any of the shares of the parties hereto, (b) change any term of the Charter of T&B Tennessee, or (c) change any other terms or conditions of this Agreement if such change would adversely affect the holders of any capital stock of either party hereto.

        15. GOVERNING LAW; SEVERABILITY. This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Tennessee. If any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable for any reason, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, which shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

    IN WITNESS WHEREOF, each of the parties hereto, pursuant to authority duly granted by their respective Board of Directors, has caused this Plan and Agreement of Merger to be executed, respectively, by its Chairman and Chief Executive Officer.

                                          THOMAS & BETTS CORPORATION,
                                            a New Jersey corporation

                                          By:        /s/ T. KEVIN DUNNIGAN
                                              ..................................

                                                     T. Kevin Dunnigan,
                                                Chairman and Chief Executive
                                                           Officer

                                          THOMAS & BETTS TENNESSEE, INC.,
                                            a Tennessee corporation

                                          By:        /s/ T. KEVIN DUNNIGAN
                                              ..................................

                                                     T. Kevin Dunnigan,
                                                Chairman and Chief Executive
                                                           Officer

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